Exhibit 4.1

JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT

Dated as of August 1, 2023

Reference is made to the Second Amended and Restated Registration Rights Agreement, dated as of July 28, 2021 (as amended from time to time, the “Registration Rights Agreement”), by and among Universal Logistics Holdings, Inc., a Michigan corporation (the “Company”), and the Moroun Family Holders. Capitalized terms used and not defined in this joinder agreement (the “Joinder Agreement”) shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Recitals:

A. Any Person who subsequently acquires Registrable Securities from a Moroun Family Holder may become a Holder under the Registration Rights Agreement by agreeing in writing to be bound by the provisions of the Registration Rights Agreement.

B. The undersigned desires to become a party to the Registration Rights Agreement, and the Company has agreed to execute and deliver this Joinder Agreement.

Accordingly, the undersigned Holder and the Company agree as follows:

1.
Joinder. The undersigned agrees to become bound by the terms, conditions, representations, warranties, covenants, and other provisions of the Registration Rights Agreement, with all attendant rights, duties, and obligations stated in the Registration Rights Agreement, with the same force and effect as if originally named as a Holder and Moroun Family Holder in the Registration Rights Agreement. The undersigned acquires all rights and assumes all of the duties, obligations, and liabilities of a “Holder” and “Moroun Family Holder” under the Registration Rights Agreement.
2.
Notice. Any notice required or permitted by the Registration Rights Agreement shall be given to the undersigned at the address specified for the Moroun Family Holders in accordance with Section 7.3 of the Registration Rights Agreement.
3.
Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
4.
Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.
5.
Headings. The headings in this Joinder Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has executed this Joinder Agreement as of the date set forth above.

Company:

Universal Logistics Holdings, Inc.

By: /s/ Jude M. Beres

Name: Jude M. Beres

Title: Chief Financial Officer

HOLDER:

Swiftsure Irrevocable Trust under Agreement dated December 26, 2012, as decanted November 28, 2020

By: /s/ Matthew T. Moroun

Name: Matthew T. Moroun

Title: Trustee

By: /s/ Frederick P. Calderone

Name: Frederick P. Calderone

Title: Special Trustee